                                                                                                              Execution Copy

EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of January 21, 2003 (the “Effective Date”), by and between James A. Cummings, Inc., a Florida corporation (the “Employer”) and wholly owned subsidiary of Perini Corporation, a Massachusetts corporation (“Parent”), and James A. Cummings (the “Executive”). In consideration of the mutual covenants contained in this Agreement, the Employer, the Parent and the Executive agree as follows:

     1.      Employment. The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and subject to the conditions set forth in this Agreement.

     2.      Capacity. The Executive shall serve the Employer during the Executive's employment hereunder as Chief Executive Officer. Executive shall have the rights and shall perform the duties customary for the position of Chief Executive Officer and shall report to the Chairman and Chief Executive Officer of Parent (the "Parent Chairman and CEO").

     3.      Term. Subject to the provisions of Section 6, the term of employment pursuant to this Agreement (the "Term") shall be five (5) years from the Effective Date.

     4.      Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

          (a)      Salary. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a salary (the "Salary") at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000.00), through May 31, 2004. Salary shall be reviewed prior to and increased (if and as the Compensation Committee (the "Parent Compensation Committee") of the Board of Directors of Parent (the "Parent Board") deems appropriate), but not decreased, as of May 31 of each year during the Term beginning as of May 31, 2004. Salary shall be payable in periodic installments in accordance with the Employer's usual practice for its senior executives (but not less frequently than twice per month).

          (b)      Bonus. Beginning with the fiscal year ending December 31, 2003, the Executive shall be eligible for a bonus based upon the terms and conditions of the Perini Corporation Amended and Restated Construction Business Unit Incentive Compensation Plan established by the Parent Board or the Parent Compensation Committee in the form attached hereto as Exhibit A (the "IC Plan") and as follows; provided, however, that (x) the annual bonus to Executive for any fiscal year of the Employer shall be no more than one hundred percent (100%) of Salary at the rate in effect for such fiscal year; (y) such bonus, if any, shall be payable in cash and not stock; and (z) the IC Plan shall exclude amendments thereto made after the Effective Date hereof unless the Executive shall consent in writing, which consent shall not be unreasonably withheld.

               (i)      The Performance Goal (defined below), for the fiscal year ending December 31, 2003 shall be $4,500,000.00 (provided that if the period from Closing to the end of such fiscal year shall be less than 12 months, the Target shall be prorated accordingly). For fiscal years ending on December 31 of each subsequent fiscal year during the Term, the Performance Goal shall be an amount reasonably determined by the Parent Chairman and CEO, the Parent Board or its Compensation Committee after discussions with Executive and other senior executives of the Employer. The term "Performance Goal" shall have the meaning given such term in the documents governing the IC Plan, but only solely with respect to the pretax profit of Employer and not with respect to the pretax profit of Parent or any of Parent's Affiliates.

               (ii)      The Pretax Profits - Business Unit (within the meaning given such term in the documents governing the IC Plan, but only with respect to the pretax profit of Employer and not with respect to the pretax profit of Parent or any of Parent's Affiliates), shall be determined in accordance with GAAP, before federal and state income taxes, and shall exclude the effect of the following items:

                    (A)      any bonuses awarded to Messrs. Cummings, Derrer or Lanciault;

                    (B)      any expenses incurred in connection with (x) the financing of Parent's acquisition of the Employer or (y) any loans provided to the Employer by Parent or any of Parent's affiliates;

                    (C)      any gain, loss, income or expense resulting from a change in the Employer's accounting methods, principles or practices after the date hereof other than a change necessary to cause such accounting methods, principles or practices to conform to GAAP consistent with past practices;

                    (D)      any expenses directly or indirectly incurred by Parent in connection with the acquisition of Employer by Parent; or

                    (E)      any corporate assessments or charges (including any additional depreciation, amortization or other cash or non-cash expense or income and any amortization of goodwill or other intangibles resulting from the acquisition of the Employer by Parent) from Parent or any of its Affiliates other than the reimbursement of any out-of-pocket expenses incurred by Parent (or any affiliate of Parent) that the Employer would incur on a stand-alone basis (considering competitive market rates at which the same could be obtained from third party sources), and under no circumstances will any such reimbursement exceed, on a pro rata basis, the corresponding amounts charged to any other affiliate of Parent.

          (c)      Regular Benefits.

               (i)      The Executive shall also be entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Parent may from time to time have in effect for all or most of its senior executives. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Parent, applicable law and the discretion of the Parent Board, the Parent Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan, provided however that no such plan shall be amended in a discriminatory manner so as to adversely affect the Executive vis a vis the other participants in such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of Parent or the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time. Executive shall be entitled to the additional benefits identified in Schedule 1 attached hereto.

               (ii)      To the extent that service is relevant for purposes of determining eligibility, vesting, level of benefits or otherwise (but not the actual accrual of benefits) under any employee benefit plan, program or arrangement established or maintained by Parent (other than any defined benefit pension plan) following the Effective Date for the benefit of Employer's employees, such plan, program or arrangement shall credit the Executive for service on or prior to the Effective Date that was recognized by the Employer, for purposes of employee benefit plans, programs or arrangements maintained by the Employer. In addition, with respect to any welfare benefit plan (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) established or maintained by Parent following the Effective Date of this Agreement for the benefit of Employer's employees, such plan shall waive any pre-existing condition exclusions with respect to the Executive to which he would not have been subject had he participated or continued to participate in the medical plan of the Employer and provide that any covered expenses incurred on or before the Effective Date by the Executive or by his covered dependent shall be taken into account for purposes of satisfying applicable deductible coinsurance and maximum out-of-pocket provisions after the Effective Date.

          (d)      Taxation of Payments and Benefits. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

          (e)      Vacation. The Executive shall be entitled to eleven (11) weeks of compensated vacation annually (i.e., each one year period beginning on the Effective Date).

          (f)      Change of Control. Upon the consummation of a transaction during the Term of this Agreement involving the liquidation or dissolution of the Employer, sale of substantially all of the assets of the Employer, sale of the outstanding stock of the Employer or a merger or consolidation involving the Employer that, in any such case, (x) results in a person other than Parent or an affiliate of Parent owning the stock or substantially all of the assets of the Employer and (y) pursuant to which such person does not assume the obligation of Parent to pay the Executive his pro rata share of the Additional Payment (the "Additional Payment") required under Section 1.8 of the Purchase Agreement in accordance with the terms therein and herein, then Parent agrees to pay the Executive his pro rata share of the Additional Payment upon the consummation of any such transaction.

          (g)      Exclusivity of Salary and Benefits. The Executive shall not be entitled to any compensation or benefits in consideration of his performance of services under this Agreement, other than those provided under this Agreement.

     5.      Extent of Service. During the Executive's employment under this Agreement, the Executive shall, subject to the direction and supervision of the Parent Chairman and CEO or his designee, devote the Executive's full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer's and Parent's interests and to the discharge of the Executive's duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved in writing by the Parent Chairman and CEO; provided that nothing in this Agreement shall be construed as preventing the Executive from either (a) investing the Executive's assets in any company or other entity in a manner not prohibited by Section 7(d) and serving or continuing to serve on boards of directors of such companies or other entities, in such manner as shall not adversely affect the performance of Executive's duties pursuant to this Agreement; (b) serving or continuing to serve on boards of directors of civic and charitable organizations; or (c) serving or continuing to serve as the Vice President of the Boys and Girls Club of Broward County. All companies, other entities and organizations of which the Executive is currently a member of the board of directors or equivalent governing body are listed on Schedule 2.

     6.      Termination and Termination Benefits. Notwithstanding the provisions of Section 3, the Executive's employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

          (a)      Termination by the Employer For Cause. The Executive's employment under this Agreement may be terminated by the Employer "for cause" without further liability on the part of the Employer effective immediately upon written notice to the Executive by the Parent Chairman and CEO following the occurrence of any of the following events, and any such termination shall constitute a termination "for cause:"

               (i)      dishonest statements or acts of the Executive with respect to the Employer or any affiliate of the Employer;

               (ii)      the commission by or indictment of the Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud ("indictment," for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

               (iii)      failure to perform to the reasonable satisfaction of the Parent Chairman and CEO a significant portion of the Executive's duties and responsibilities assigned or delegated under this Agreement, which failure continues, in the reasonable judgment of the Parent Chairman and CEO, after written notice given to the Executive by the Parent Chairman and CEO;

               (iv)      the commission by Executive of a grossly negligent act or failure to act (or series or combination thereof) that is or are materially detrimental to the interests of the Employer or any affiliate of Employer; and

               (v)      material breach by the Executive of any of the Executive's obligations under this Agreement that remains uncured thirty (30) days after written notice thereof from the Parent Chairman and CEO to Executive.

     If Executive shall be terminated by reason of material breach of this Agreement pursuant to Section 6(a)(v) above, and if Executive shall commence arbitration contesting such termination pursuant to the provisions of Section 8 hereof, and if the arbitrators determine (and such determination is sustained on any appeals) that the Parent Chairman and CEO improperly terminated Executive pursuant to Section 6(a)(v), then such termination shall be deemed to have been made by Employer without cause pursuant to Section 6(c) below.

     Failure to achieve the Performance Goal for any fiscal year shall not constitute a basis for termination by the Employer for cause.

          (b)      Termination by the Executive Without Cause. The Executive's employment under this Agreement may be terminated by the Executive by written notice to the Parent Chairman and CEO at least ninety (90) days prior to the effective date of such termination.

          (c)      Termination by the Employer Without Cause. Subject to the payment of Termination Benefits pursuant to Section 6(g), the Executive's employment under this Agreement may be terminated by the Employer without cause upon written notice to the Executive by the Parent Chairman and CEO. In such event, Executive shall have the rights as provided in Section 6(g) below as to compensation and the provisions of Section 7(d) below and Section 5.2(a) of the Stock Purchase Agreement, dated as of the Effective Date, between Parent and the stockholders named therein (the "Purchase Agreement") shall immediately terminate and, if such termination occurs before the first anniversary of the date of the Closing (as defined in the Purchase Agreement) the provisions of Section 5.2(b) and 5.2(c) of the Purchase Agreement shall immediately terminate.

          (d)      Termination by the Executive For Cause. Executive may terminate his employment under this Agreement by giving the Parent Chairman and CEO written notice of such termination upon or at any time following the occurrence of any of the following events, and each such termination shall constitute a termination "for cause":

               (i)       a material breach by the Employer of its agreements or obligations under this Agreement that remains uncured more than thirty (30) days after written notice thereof from the Executive to the Parent Chairman and CEO; provided that, with respect to a non-monetary material breach that is curable but cannot be cured through the exercise of reasonable efforts within such thirty (30) day period, the Employer shall have such additional period of time as may be reasonably necessary to effect a cure thereof, if the Employer shall so request in writing prior to expiration of the initial thirty (30) day period; or

               (ii)      a default of monetary obligations owed to Executive by Parent or Employer under the Purchase Agreement or under that certain Indemnification Agreement between Parent and the Executive dated as of the date hereof that remains uncured more than thirty (30) days after written notice thereof from Executive to Parent.

The cure periods set forth in subsection (i) and (ii) above are alternative and not cumulative. All such cure periods may be waived by the Employer in writing.

          (e)       Incapacity of Executive. Subject to applicable law, at any time after Executive shall have become disabled (as defined in the Parent's disability plans in effect at such time), the Employer may fully and finally terminate the Executive's employment under this Agreement by written notice to the Executive. Termination under this Section 6(e) shall be effective as of the date provided in such notice. In the event of such termination, Executive shall have the rights as provided in Parent's short-term and long-term disability plans as then in effect.

          (f)      Death of Executive. This Agreement shall automatically terminate upon the death of Executive. In the event of such termination, Executive's estate shall have the right to receive all accrued but unpaid Salary due to Executive at the time of his death.

          (g)      Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive's employment under this Agreement. Notwithstanding the foregoing, in the event of termination of the Executive's employment with the Employer pursuant to Sections 6(c) or 6(d) above, the Employer shall provide to the Executive the termination benefits ("Termination Benefits") set forth in (i)-(v) below, and in the event of termination of the Executive's employment pursuant to Sections 6(e) or 6(f), the Employer shall provide the Executive the Termination Benefits set forth in (iii)-(v) below:

               (i)      Continuation of the Executive's Salary at the rate then in effect pursuant to Section 4(a);

               (ii)      any and all payments required by Section 1.8 of the Purchase Agreement, which payments shall accelerate and be payable immediately;

               (iii)      an amount equal to the bonus, if any, otherwise payable to Executive on account of the entire fiscal year in which such termination occurs, multiplied by a fraction, the numerator of which shall be the number of days in the fiscal year preceding the effective date of termination and the denominator of which shall be 365;

               (iv)      continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C.ss. 1161 et seq. (commonly known as "COBRA"), with the cost of the regular premium for such benefits shared in the same relative proportion by the Employer or Parent and the Executive as in effect on the date of termination; and

               (v)      all other amounts to which Executive is entitled hereunder, including, without limitation any expense reimbursement amounts accrued to the effective date of termination.

The Termination Benefits set forth in (i) above shall continue effective until the earlier of (A) the expiration of the Term or (B) twelve (12) months after the date of termination; provided that in the event that the Executive commences any employment or self-employment during the period during which the Executive is entitled to receive Termination Benefits (the “Termination Benefits Period”), the remaining amount of Salary due pursuant to Section 6(g)(i) for the period from the commencement of such employment or self-employment to the end of the Termination Benefits Period shall be reduced by one-half and the payments provided under Section 6(g)(iv) shall cease effective as of the date of commencement of such employment or self-employment. The Employer’s liability for Salary continuation pursuant to Section 6(g)(i) shall be reduced by the amount of any severance pay due or otherwise paid to the Executive pursuant to any severance pay plan or stay bonus plan of the Employer or Parent. Notwithstanding the foregoing, nothing in this Section 6(g) shall be construed to affect the Executive’s right to receive COBRA continuation entirely at the Executive’s own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive’s right to cost sharing under Section 6(g)(iv) ceases. The Executive shall give prompt notice of the date of commencement of any employment or self-employment during the Termination Benefits Period and shall respond promptly to any reasonable inquiries concerning any employment or self-employment in which the Executive engages during the Termination Benefits Period. The pro rated bonus payment, if any, provided in Section 6(g)(iii) shall be paid on the date provided in the IC Plan (which shall not be amended in a discriminatory manner so as to adversely affect the Executive vis a vis the other participants in the IC Plan) or by the Parent Board or Parent Compensation Committee.

Notwithstanding anything to the contrary in this Agreement, the Executive shall not be entitled to any Termination Benefit under this Agreement unless the Executive first (i) enters into a valid and irrevocable release of all claims against the Employer, Parent and any affiliate of the Employer or Parent (and their respective directors, officers, employees and agents) arising out of, in connection with or related to this Agreement and/or Executive’s relationship with Employer, Parent or any affiliate of the Employer or Parent as employee, officer, director or agent, in a form then reasonably acceptable to Parent, except for (A) claims arising out of the Purchase Agreement or the transactions contemplated therein, including any and all Stockholder Indemnifiable Claims and Stockholder Indemnifiable Losses (as such terms are defined in Section 8.3 of the Purchase Agreement, (B) all claims covered by any and all policies of insurance maintained by Employer prior to or by Employer or the Parent after closing of the Purchase Agreement, to the extent of the proceeds of such policies received by Employer or the Parent (and as to such claims, the Employer and Parent hereby waive all rights of subrogation), (C) claims for indemnification by the Executive under Section 20 of this Agreement, the Executive’s Director Indemnification Agreement or the by-laws of Parent, (D) claims arising out of grossly negligent or intentionally wrongful tortious conduct on the part of Employer, Parent or any affiliates of Employer or Parent (but claims arising out of, in connection with or related to grossly negligent or intentional breach of this Agreement by Employer shall not be so excluded from the release), or (E) all rights and claims of Executive as the owner of stock or any other equitable or beneficial interest in Employer, Parent or any affiliate of Employer or Parent or any other claim based on contractual relationships between Executive and Employer, Parent or any affiliate of Employer or Parent independent of this Agreement; and (ii) resigns from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that the Executive then holds with the Employer, Parent and any affiliate of the Employer or Parent.

          (h)      Termination of Qualifier Status: Effective immediately upon any termination of this Agreement whatsoever, Executive shall be entitled to resign and withdraw from his capacity as a qualifying licensee general contractors for and on behalf of the Employer, including without limitation by withdrawing his general contractor's license from any and all open permits for construction activities by Employer.

     7.      Confidential Information, Noncompetition and Cooperation.

          (a)      Confidential Information. As used in this Agreement, "Confidential Information" means information belonging to the Employer and the Parent which is of value to the Employer or the Parent in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer or the Parent. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employer or the Parent. Confidential Information includes information developed by the Executive in the course of the Executive's employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive's employment. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive's duties under Section 7(b).

          (b)       Confidentiality. The Executive understands and agrees that the Executive's employment creates a relationship of confidence and trust between the Executive, the Employer and the Parent with respect to all Confidential Information. At all times, both during the Executive's employment with the Employer and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except as may be necessary in the ordinary course of performing the Executive's duties to the Employer or the Parent. Notwithstanding anything heretofore stated in this Section 7, Executive's obligations under this Section 7 shall not, after termination or expiration of this Agreement, apply to (x) general know-how, (y) construction methods, processes and concepts developed by the Employer prior to the Effective Date, and (z) Executive's general knowledge and experience pertaining to the construction business.

          (c)      Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or the Parent or are produced by the Executive in connection with the Executive's employment will be and remain the sole property of the Employer or the Parent, as the case may be. The Executive will return to the Employer or the Parent all such materials and property as and when requested by the Employer or the Parent. In any event, the Executive will return all such materials and property immediately upon termination of the Executive's employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

          (d)      Noncompetition and Nonsolicitation. The Executive agrees that from the date of this Agreement and until the later to occur of (i) 5 years following the date hereof, (ii) two years following the termination of the Executive's employment hereunder pursuant to Sections 6(a), 6(b) or 6(e) or (iii) upon the termination of Executive's employment hereunder pursuant to Sections 6(c), 6(d) or 6(f), he will not, without the prior written consent of the Employer, directly or indirectly, within the State of Florida, engage in any activity, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than the Employer or the Parent (or any affiliate of the Employer or Parent), and including any such business, organization or person involving, or which is, a family member of the Executive, whose construction business, activities, products or services are, competitive with any of the construction business, activities, products or services conducted or offered by the Employer or Parent or any affiliate of the Employer or Parent. Without implied limitation, the foregoing covenant shall be deemed to prohibit (a) hiring or engaging or attempting to hire or engage for or on behalf of himself or any such competitor any officer or employee of the Employer or the Parent (or any affiliate of the Employer or Parent), or any former employee of the Employer or the Parent (or any affiliate of the Employer or Parent) who was employed during the period between the date six (6) months immediately preceding the date determined under subpart (i), (ii) or (iii) above, (b) encouraging for or on behalf of himself or any such competitor any such officer or employee to terminate his or her relationship or employment with the Employer or the Parent (or any affiliate of the Employer or Parent), (c) soliciting for or on behalf of himself or any such competitor any client of the Employer or the Parent (or any affiliate of the Employer or Parent) and (d) diverting to any Person any client or business opportunity of the Employer or the Parent (or any affiliate of the Employer or Parent). Notwithstanding anything herein to the contrary, such Stockholder may make passive investments in any competitive enterprise if such investment constitutes less than 5% of the equity of such enterprise.

          (e)      Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive's use or disclosure of information or the Executive's engagement in any business. The Executive represents to the Employer that the Executive's execution of this Agreement, the Executive's employment with the Employer and the performance of the Executive's proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive's work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

          (f)      Litigation and Regulatory Cooperation. During and after the Executive's employment, the Executive shall cooperate fully with the Employer and the Parent in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer or the Parent which relate to events or occurrences that transpired while the Executive was employed by the Employer. The Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer or the Parent at mutually convenient times. During and after the Executive's employment, the Executive also shall cooperate fully with the Employer and the Parent in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer. The Employer or the Parent shall reimburse to Executive for any out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this Section 7(f).

          (g)      Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Employer and the Parent which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employer and the Parent shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer or the Parent.

     8.      Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive's employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in accordance with the provisions of Section 10.12 of the Purchase Agreement, which is incorporated herein by this reference (and, for purposes hereof, references to "Company" in said Section 10.12 shall be deemed to refer to Employer and/or Parent as the context requires and references to "Stockholder(s)" in said Section 10.12 shall be deemed to refer to Executive).

     9.      Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce this Agreement, the parties hereby consent to the jurisdiction of the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida, and the United States District Court for the Southern District of Florida. Accordingly, with respect to any such court action, the Executive, Employer and Parent (a) each submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

     10.      Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties with respect to any related subject matter.

     11.      Assignment; Successors and Assigns, etc. None of the parties may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer or the Parent may assign its rights under this Agreement without the consent of the Executive in the event that the Employer or the Parent shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer, the Parent and the Executive, their respective executors, administrators, heirs and permitted successors and assigns.

     12.      Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     13.      Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     14.      Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer or the Parent, at its main offices, attention of the Parent Chairman and CEO, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

     15.      Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer and Parent.

     16.       Governing Law. This is a Florida contract and shall be construed under and be governed in all respects by the laws of the State of Florida, without giving effect to the conflict of laws principles of such State.

     17.      Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

     18.      Location: The principal location for performance of Executive's services hereunder shall be at the offices of the Employer, which are currently located in Broward County, Florida, subject to reasonable travel requirements during the course of such performance. Executive's duties require travel between the principal office and each project on a regular basis. No change in location of the principal office outside Florida shall be made without Executive's prior written consent.

     19.       Insurance: Commencing as of the Effective Date and continuing through the expiration or termination hereof, Parent shall cause the Employer to obtain and/or maintain in full force and effect (i) policies of insurance that do not increase the Employer's deductibles beyond commercially reasonable limits or decrease the Employer's maximum limits of liability beyond its current level based on the policies that the Employer currently has in place and identified on Schedule 3 hereto and (ii) equivalent director and officer insurance provided to similarly situated employees of Parent. The Executive, in his capacity as a qualifying licensee general contractor for and on behalf of the Employer, shall be named as an additional insured through the termination of this Agreement under each such policy without any premium liability. After the Effective Date and through the termination of this Agreement, Parent shall take the appropriate steps to add the Executive as an additional insured under all appropriate policies without any premium liability to him. After the Effective Date, Parent shall cause the Employer to cooperate with and assist the Executive and his successors, executors, administrators, estates and heirs, in connection with any claims he has or may have, as an additional insured, under any and all policies of insurance maintained by the Employer prior to or by the Employer or Parent after the Effective Date.

     20.      Indemnification. The Employer and Parent agree to indemnify and hold harmless the Executive, and his successors, executors, administrators, estates and heirs, from and against all liability of any kind or nature accruing on or after the date hereof against Executive in his capacity as a qualifying licensee general contractor for and on behalf of the Employer, including without limitation liability for construction defects, design defects, environmental matters, personal injury and property damage occurring on job sites, citations, fines, penalties, or other administrative or legal remedies for violation of applicable laws, regulations or codes pertaining to jobs or job sites.

     No indemnification shall be payable to Executive with respect to any claim asserted after the sixtieth (60th) day following expiration of the statute of limitations (if any) applicable to such claim. Any claim for indemnification as to which notice has been given prior to any of the above expiration dates shall survive such expiration until final resolution of such claim.

     The procedures set forth in Section 8.5 of that certain Stock Purchase and Sale Agreement dated as of December 16, 2002 (the “Purchase Agreement”) shall be used for any such claim.

     Notwithstanding anything in this Agreement to the contrary, the Employer and Parent shall not be liable to the Executive for any indemnification hereunder for Losses (as defined in the Purchase Agreement) arising out of, based upon or in connection with any fraud, gross negligence, willful misconduct, criminal act or intentional breach of this Agreement of or by the Executive.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employer and the Parent, by a duly authorized officer, and by the Executive, as of the Effective Date.

                       EMPLOYER

                       JAMES A. CUMMINGS, INC.

                       By: /s/ James A. Cummings
                            Name: James A. Cummings
                            Title:

                       PARENT

                       PERINI CORPORATION

                       By: /s/ Robert Band
                            Name: Robert Band
                            Title: President & Chief Operating Officer

                       EXECUTIVE

                       /s/ James A. Cummings
                       James A. Cummings

Schedule 1

Additional Benefits

  Monthly car allowance equal to the monthly lease or purchase amortization payment on a 2003 S500 Mercedes Benz on a three year lease, together with insurance, maintenance and gas expenses.

  The cost of club memberships to the Tower Club, Lauderdale Yacht Club, Safari Club and the Hunting Club.

  General contractor's license renewal fees and the cost of all continuing education required to maintain such license.

  Ordinary and reasonable expenses incurred in connection with performance of Executive's services under this Agreement. The Executive will receive a corporate American Express card.

All such additional benefits shall be paid directly by Employer to the applicable third party and shall not be required to be first advanced by Executive.

Schedule 2

Board Positions

  Tri-County Commuter Rail Authority, Broward County appointee for civic/business interests 1997 - present, Chair 2001- 02

  United Way Regional Representative

  Broward Workshop, 1993 to present

  Boys and Girls Club of Broward County - Vice President, Board of Directors

  Florida Atlantic University Foundation - Board Member

  Broward County Homeless Assistance

  Association of General Contractors' of South Florida

Schedule 3

Insurance Policies

JAMES A. CUMMINGS, INC. COMMERCIAL POLICIES:

                               Limit         Aggregate
         Policy              Per Occur.        Limit        Deductible      Effective         Company
-------------------------- --------------- -------------- --------------- --------------- ----------------

General Liability               $1M             $2M       $0              7/02-7/03       Zurich

Umbrella                        $15M           $15M       $0              7/02-7/03       Westchester

Excess Umbrella                 $35M           $35M       $0              7/02-7/03       Zurich

Product Liability               $1M             $2M       $0              7/02-7/03       Zurich

Professional Liability          $1M             $1M       $25,000         10/02-10/03     Lexington

Project (Dillard)
Professional Liability          $5M             $5M       $50,000         02/00-05/03     Zurich

Work Comp.                       ----Statutory----        $0              01/02-01/03     Zenith

Employers Liability           $500,000       $500,000     $0              01/02-01/03     Zenith

Property                      Schedule       Schedule     $5,000          7/02-7/03       Zurich

Pollution                     $300,000       $300,000     $500            7/02-7/03       Zurich

Auto                            $1M             $1M       $1,000          7/02-7/03       Zurich

Equipment                     Schedule       Schedule     $5,000          7/02-7/03       Travelers

Crime                         $500,000       $500,000     $5,000          7/02-7/03       Zurich

CUMMINGS-CENTEX ROONEY COMMERCIAL POLICIES:

                               Limit         Aggregate
         Policy              Per Occur.        Limit        Deductible      Effective         Company
-------------------------- --------------- -------------- --------------- --------------- ----------------

General Liability               $1M             $2M               $5,000  11/97-5/99      Underwriters

Exhibit A

IC Plan